Exhibit 3.1




ARTICLES OF INCORPORATION
OF ALAMCO, INC.
including all amendments as of
May 12, 1995
------------------------------



ARTICLE I.
(As amended June 1, 1983)

Name

      "The name of the corporation (hereinafter referred to as the "Company") is:

"Alamco, Inc."


ARTICLE II.
(As revised July 24, 1984 and
effective July 30, 1984)

Registered Office

      The address of its registered office in the State of Delaware is Corpora-tion Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


ARTICLE III.

Purposes

      The nature of the business and the object and purposes of the Company are:

      A. To conduct the business of mining, preparing for market, and otherwise producing and dealing in coal, oil, gas, clay, and all other minerals and the products and by-products thereof of every kind and description and by whatsoever process the same can be or may hereafter be produced, and generally to buy, sell, exchange, lease, hold, acquire, and deal in lands, timber, mines, mineral rights and claims, and to conduct all business relating thereto, including the processing, handling, storage, distribution and transportation of timber, minerals, and all products and by-products of the earth; and

      B. To engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.
(As amended May 12, 1995)

Capital Stock

            The total number of shares of all classes of capital stock which the
      Corporation shall have  the authority  to issue is   sixteen  million
      (16,000,000) shares, of which fifteen million (15,000,000) shares shall be Common Stock with a par value of ten cents ($0.10) per share, and of which one million (1,000,000) shares shall be Preferred Stock with a par value of One Dollar ($1.00) per share, and the shares of Common Stock and Preferred Stock are expressly authorized to be issued by the Board of

      Directors from time to time in one or more classes of stock, voting or non-voting, or in one or more series of stock within any class thereof, and the Board of Directors is expressly authorized to determine, in a resolution providing for the issuance of any class or series of Common Stock or Preferred Stock, the designations, preferences, dividend rate, redemption provisions, sinking fund provisions, rights on liquidation or dissolution, voting power, conversion rights, and other preferences and relative, participating, option or other special rights and qualifications or restrictions, of shares of such class or series not fixed and deter-mined by the Certificate of Incorporation."


ARTICLE V.

Board of Directors

      A.    Powers of the Board

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

      (1)   To make, alter or repeal the By-laws of the Company;

      (2) To borrow money for any of the objects or purposes of the Company and issue notes, bonds or other evidence of indebtedness therefor and secure payment thereof by deed of trust, mortgage, pledge or other encumbrance on any or all property of the Company;

      (3) To sell, assign, lease, exchange, or dispose of, in any manner, all or any part of the property and business of the Company at any time, including goodwill, assets, privileges and rights of any kind, for cash, or upon credit, or in consideration of stocks, bonds or other obligations of any person or corporation;

      (4) To buy, acquire, own, sell, transfer, lease, exchange, mortgage, pledge, encumber, or otherwise dispose of the goodwill, rights, property and assets of all kinds of any person, firm or corporation, domestic or foreign, and pay for the same in cash or upon credit, or in stocks, bonds, debentures, notes or other securities of the Company, or otherwise in any manner permitted by law; and

      (5) By a majority of the whole board, to designate one or more commit-tees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

      B.    Term and Number of Board Members.  (As amended June 1, 1983).

      The number of members of the Board of Directors will be fixed from time to time by the Board of Directors but (subject to vacancies) in no event may there be less than three directors.

      The Directors shall be divided into three classes, each consisting of one-third of such directors, as nearly as may be. At the annual stockholders' meeting in 1983, one class of such directors shall be elected for a one-year term, one class for a two-year term and one class for a three-year term. Commencing with the stockholders' meeting in 1984, and at each succeeding annual stockholders' meeting, successors to the class of directors whose term expires at such annual stockholders' meeting shall be elected for a three-year term. If the number of such directors is changed, an increase or decrease in such directors shall be apportioned among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, and any additional directors of any class shall hold office for a term which shall coincide with the remaining term of such class. A director shall hold office until the annual stockholders' meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

      (The following paragraph was amended effective May 11, 1990).

      Any vacancy in the Board of Directors resulting from death, resignation, removal, increase in number of directors, or other cause may be filled only by a vote of two-thirds of the whole Board of Directors at any regular or special meeting of the Board of Directors called for that purpose. Any director so elected shall serve until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. Any director shall be subject to removal in the manner now or hereafter pre-scribed by the laws of the State of Delaware for a corporation whose board is classified.

      C. Limitation of Liability of Board Members. (Added by Amendment effective May 27, 1987).

      A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided; however, that a director shall be liable to the corporation or its stockholders (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase or redemption which is unlawful under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE VI.

Records

      The books of the Company may be kept (subject to any requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Company. Elections of Directors need not be by written ballot unless the By-laws of the Company shall so provide.

ARTICLE VII.

Stockholder Action

      Any action upon which a vote of stockholders of the Company is required or permitted may be taken only at a meeting of stockholders, unless provided otherwise in the By-laws of the Company.

ARTICLE VIII.
(As amended May 11, 1990)

Amendments

      A.    General.    The Company reserves the right to amend, alter, change
or repeal any provisions contained in this Certificate of Incorporation, as amended, in the manner now or hereafter prescribed by the laws of the State of Delaware and all rights herein conferred are granted subject to this reserva-tion, except as otherwise provided in this Article.

      B.    Specific Amendments.    The affirmative vote of the holders of at
least two-thirds of the outstanding shares of Common Stock and two-thirds of the outstanding shares of each series of Preferred Stock, given in person or by proxy, at a meeting called for the purpose of voting thereon shall be required to amend or repeal Article VII; to amend or repeal Section B of Article V; and to amend or repeal this Section B of Article VIII.

ARTICLE IX.
Incorporation

      The incorporator is K. Dale Wissman, whose mailing address is 200 West Main Street, P. O. Box 1740, Clarksburg, West Virginia 26302-1740.



Dated:  May 12, 1995